Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

May 13, 2026

NSTAR Electric Company

doing business as Eversource Energy

800 Boylston Street

Boston, Massachusetts 02199

Re: Registration Statement on Form S-3ASR (File No. 333-286362-03)

Ladies and Gentlemen:

We have acted as counsel to NSTAR Electric Company, doing business as Eversource Energy, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Company”), in connection with the issuance and sale of (i) $350,000,000 aggregate principal amount of its 4.650% Debentures due 2031 (the “2031 Debentures”) and (ii) $350,000,000 aggregate principal amount of its 5.200% Debentures due 2036 (the “2036 Debentures” and, together with the 2031 Debentures, the “Debentures”) pursuant to the above-referenced registration statement (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Debentures are being issued under an Indenture dated September 1, 1988 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as trustee.

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company and one or more of its subsidiaries, public officials and other appropriate persons.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the laws of the Commonwealth of Massachusetts.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when the Debentures have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of payment therefor, the Debentures will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

NSTAR Electric Company
doing business as Eversource Energy	-2-

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity. Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

We hereby consent to the incorporation of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Validity of Debentures” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP